Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of October 28, 2021, is made by and among Tailwind Two Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the other holder of shares of Acquiror Class B Common Stock (the “Founder Shares”) (such holder of Founder Shares, the “Other Holder”, and together with the Sponsor, collectively, the “Holders” in each case as set forth on Schedule I hereto) and certain other persons (together with the Other Holder, the “Insiders”), Tailwind Two Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), and Terran Orbital Corporation, a Delaware corporation (the “Company”). The Sponsor, the Other Holders, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as hereinafter defined).

WHEREAS, concurrently with the execution of this Agreement, Acquiror, the Company and Titan Merger Sub, Inc. are entering into that certain Merger Agreement, dated as of the date of this Agreement (the “Merger Agreement”), which contemplates that, pursuant to this Agreement, among other things, (a) the Holders will agree to vote in favor of approval of the Merger Agreement and the transactions contemplated thereby (including the Merger) and (b) subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, the Holders will agree to waive, to the extent applicable, any adjustment to the conversion ratio set forth in the Acquiror Organizational Documents or any other anti-dilution or similar protection with respect to all of the Founder Shares held by him, her, or it in connection with the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.            Consent to Business Combination; Agreement to Vote.

(a)            Pursuant to Section 3 of that certain Letter Agreement, dated March 4, 2021, by and among Acquiror, the Holders and certain other parties thereto (the “Holder Agreement”), the Sponsor hereby consents to the entry by Tailwind Two into the Merger Agreement and each other Transaction Agreement to which Tailwind Two is or will be a party.

(b)            Each Holder (in his, her or its capacity as a shareholder of Tailwind Two and on behalf of himself, herself or itself and not the other Holders) hereby agrees to vote (or cause to be voted) at any meeting of the shareholders of Acquiror or adjournment or postponement thereof (each, a “Shareholders’ Meeting”), and in any action by written resolution of the shareholders of Acquiror, all of such Holder’s Founder Shares and all other Equity Securities of Acquiror such person is entitled to vote on the matter that such Holder holds (if any), in each case, of record or beneficially as of the date of this Agreement, or of which such Holder acquires record or beneficial ownership after the date of this Agreement (such Founder Shares and such other Equity Securities, collectively, the “Subject Acquiror Equity Securities”) in favor of the Transaction Proposals (including the Merger and the Domestication), and against any action, proposal, transaction, agreement or other matter presented at the Shareholders’ Meeting that would reasonably be expected to (i) result in a breach of any Acquiror Party’s covenants, agreements or obligations under the Merger Agreement, (ii) cause any of the conditions to the Closing set forth in Sections 9.01 or 9.02 of the Merger Agreement not to be satisfied or (iii) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Merger Agreement. The obligations of the Holders specified in this Agreement, including this Section 1, shall apply whether or not the Acquiror Board shall have effected a Change in Recommendation.

2.            Waiver of Anti-dilution Protection. Subject to, and conditioned upon, the occurrence of the Closing, each Holder hereby (a) waives (for himself, herself or itself and for his, her or its successors, heirs and assigns), to the fullest extent permitted by law and the Acquiror Organizational Documents, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which any Founder Shares (to the extent applicable) held by him, her or it convert into shares of Acquiror Class A Common Stock in connection with the transactions contemplated by the Merger Agreement, including the Domestication.

3.            Other Covenants. Each Holder hereby agrees to be bound by and subject to (a) Sections 8.05(a) (Confidentiality) and 8.05(b) (Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if such Holder is directly a party thereto, (b) the Confidentiality Agreement to the same extent as such provisions apply to Acquiror, as if such Holder is directly a party thereto, and (c) Section 8.03(b) (Exclusivity) of the Merger Agreement to the same extent as such provisions apply to Acquiror as if such Holder is directly party thereto.

4.            Transfer of Shares.

(c)            Each Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject Acquiror Equity Securities (which for purposes of this Section 3 shall include, to the extent applicable, any shares of Acquiror Class A Common Stock acquired by such Holder in connection with the Domestication) or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject Acquiror Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject Acquiror Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject Acquiror Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more circumstances, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale, assignment, transfer or other disposition of his, her or its Subject Acquiror Equity Securities even if such Subject Acquiror Equity Securities would be disposed of by a person other than such Holder, or (v) redeem, elect to redeem or tender or submit any of its Subject Acquiror Entity Securities owned by him, her or it for redemption in connection with the consummation of the Merger and the other transactions contemplated under the Merger Agreement; provided, however, that the foregoing provisions of this Section 3(a) shall not apply to any Transfer (A) to Acquiror’s officers or directors, any affiliates or family member of any of Acquiror’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to any estate planning vehicle or trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement; (F) pro rata distributions from the Sponsor to its members, partners or stockholders pursuant to the Sponsor’s operating agreement, (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor or (G) in the event of a completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Acquiror Shares being exchanged for cash, securities or other property; provided that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

(d)            In furtherance of the foregoing, Acquiror hereby agrees to (i) place a revocable stop order on all Subject Acquiror Equity Securities (which for purposes of this Section 3 shall include, to the extent applicable, any shares of Acquiror Class A Common Stock acquired by such Holder in connection with the Domestication) subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify Acquiror’s transfer agent in writing of such stop order and the restrictions on such Subject Acquiror Equity Securities under Section 3(a) and direct Acquiror’s transfer agent not to process any attempts by any Holder to Transfer any Subject Acquiror Equity Securities except in compliance with Section 3(a).

5.            Termination of Founder Shares Lock-up Period. Each Holder and Acquiror hereby agree that, subject to and conditioned upon the occurrence of and effective as of the consummation of the Closing (and not before):

(a)            Section 5(a) of the Holder Agreement, shall be amended and restated in its entirety as follows:

“5.(a)      Reserved.”

(b)            Paragraph (c) of Section 5 of the Holder Agreement shall be automatically amended to remove all references to paragraph (a) of Section 5 of the Holder Agreement and all references to the Founder Shares; and

(c)            Paragraph 9 of the Letter Agreement shall be automatically amended and restated in its entirety as follows:

“This Letter Agreement shall terminate on the earlier of (i) the date that is 30 days after the completion of an initial Business Combination and (ii) the liquidation of the Company.”

The amendment and restatement set forth in this Section 4 shall be void and of no force and effect with respect to the Holder Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms.

6.            Representations and Warranties. Subject to the terms of the Merger Agreement, each Holder represents and warrants (severally and not jointly) and solely with respect to himself, herself or itself and not to any of the other Holders to the Company as follows:

(a)            if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person;

(b)            if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder;

(c)            this Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(d)            the execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Subject Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement, except, in the case of (ii) above, as would not adversely affect the ability of such Holder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect;

(e)            there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement;

(f)            such Person has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith;

(g)            such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; and

(h)            such Person is the record and beneficial owner of all of his, her or its Subject Acquiror Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to or set forth in, as applicable, (A) this Agreement, (B) the Acquiror Organizational Documents, (C) the Merger Agreement and the other Transaction Agreements (including as set forth in the Disclosure Schedules thereto), (D) the Holder Agreement, (E) that certain letter regarding the Securities Subscription Agreement, dated November 23, 2020, by and between Sponsor and Acquiror, (F) that certain Registration and Shareholder Rights Agreement, dated as of March 9, 2021, by and among Acquiror, the Sponsor and the other parties thereto, (F) any applicable securities laws or (G) the SEC Reports filed or furnished by Acquiror.

7.            Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, (ii) Sections 2, 5 and 12 (solely to the extent related to Section 2 or 5) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10, and 12 (solely to the extent related to Sections 8, 9, 10 or 12) shall survive any termination of this Agreement. For purposes of this Section 7, “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

8.            No Recourse. Except for claims pursuant to the Merger Agreement or any Transaction Agreement by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be brought against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of Acquiror (collectively, the “Acquiror Representatives”) (other than the Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or Acquiror Representatives (other than the Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Holder have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any other Holder under this Agreement (including related to or arising out of the breach of any such covenant, agreement, obligation, representation or warranty by any other Holder), (ii) in no event shall Tailwind Two have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warrants of any Holder under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by any such Holder).

9.            Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Holder makes no agreement or understanding herein in any capacity other than in such Holder’s capacity as a record holder or beneficial owner of the Subject Acquiror Equity Securities, and not, in the case of each Other Holder, in such Other Holder’s capacity as a director, officer or employee of any Acquiror Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any Acquiror Party or as an officer, employee or fiduciary of any Acquiror Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

10.            No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.

11.            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to any Holder, to:

c/o Tailwind Two Acquisition Corp.

150 Greenwich Street, 29th Floor

New York, NY 10006

Attention:      Matthew Eby

Email: matthew.eby@gmail.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Jonathan Davis, P.C.
Chelsea Darnell
Email:	jonathan.davis@kirkland.com
chelsea.darnell@kirkland.com

If to the Company, to:

Terran Orbital Corporation

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, FL 33487

Attention: Marc Bell, Chief Executive Officer

Email: marc.bell@terranorbital.com and terranorbitallegal@terranorbital.com with a copy (which shall not constitute notice) to

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Attention: Jonathan Pavlich and Stuart Leblang

E-mail: jpavlich@akingump.com and sleblang@akingump.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

12.            Incorporation by Reference. Section 1.02 (Construction), Section 11.03 (Assignment), Section 11.06 (Governing Law), Section 11.07 (Captions; Counterparts), Section 11.09 (Entire Agreement), the first sentence of Section 11.10 (Amendments), Section 11.11 (Severability), Section 11.12 (Jurisdiction; Waiver of Trial by Jury), Section 11.13 (Enforcement), and Section 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Tailwind Two Sponsor, LLC

By:	/s/ Chris Hollod
Name: Chris Hollod
Title: Co-Chief Executive Officer

TAILWIND TWO ACQUISITION CORP.

By:	/s/ Philip Krim
Name: Philip Krim
Title: President

TERRAN ORBITAL CORPORATION

By:	/s/ Marc Bell
Name: Marc Bell
Title: President

[Signature Page to Sponsor Agreement]

OTHER HOLDER:

/s/ Tommy Stadlen
Tommy Stadlen

INSIDERS:

/s/ Philip Krim
Philip Krim

/s/ Matthew Eby
Matthew Eby

/s/ Chris Hollod
Chris Hollod

/s/ Wisdom Lu
Wisdom Lu

/s/ Michael Kim
Michael Kim

/s/ Boris Revsin
Boris Revsin

[Signature Page to Sponsor Agreement]

SCHEDULE I

Holders; Founder Shares

Holder	Acquiror Class B Shares
Tommy Stadlen	75,000
Tailwind Two Sponsor LLC	8,550,000